New market for VisualMED in North Africa

Government agency helps planning pilot project

MONTREAL, January 24, 2005 - VisualMED Clinical Solutions Corp. (OTCBB VMCS) announces today that its European distribution partners are moving ahead with a planned pilot implementation in one of Tunisia's most modern hospitals, in partnership with a leading Tunisian medical equipment company, Sonotec S.A.R.L. This partnership is sponsored by the Canadian International Development Agency (CIDA).

There are more than 15 mid-sized hospitals in Tunisia, both private and public, that can profit from the cost reduction and life-saving benefits provided by the VisualMED system. Many Tunisian hospitals offer full service medical care to European patients looking for timely treatment.

" We're very happy with this latest breakthrough in a promising market," says Gerard Dab, VisualMED Chairman and CEO. "Tunisia and some of the other regions of North Africa have quite a modern healthcare system and represent a significant opportunity for our multi-language platform that currently supports applications in English, French, Spanish, Italian, German and Dutch." "

The main site under consideration for the pilot project is the 400-bed Habib Thameur Hospital, third largest hospital in Tunis. Leading this effort to make Habib Thameur a paperless and digital hospital are Professors Daghfous, (Radiology), Slimane, (Cardiology), Kastalli, (Lab Services) and Jerbi, (Emergency).

According to Mr. Denis Paradis, of Montreal's Ecole des Hautes Etudes Commerciales, chief consultant on the project, "Our studies of the North African healthcare industry clearly indicate an open and willing market for advanced technologies like VisualMED."

Key to the success of this venture is the leadership of Mr. Ahmed Jeljeli, CEO of Sonotec S.A.R.L. Sonotec's products are found in every major Tunisian hospital, and has for more than twenty years represented major North American, European and Japanese interests in the region.

Product and Pricing

The VisualMED Clinical Information System (CIS) is a unique software application built to conform to the way doctors and nurses provide and document patient care. The VisualMED CIS is the only solution of its kind to have been wholly designed by practicing medical staff in terms of both workflow and user interface.

The cost for a hospital to implement a Clinical Information System can vary between 2 and 20 million dollars depending on the size, the nature of the selected technology, the system's configuration, and the chosen applications.

The Market

There are over 5,500 hospitals in the United States and Canada, and more than 10,000 in Europe, making up most of the potential market for the VisualMED technology. According to the HIMSS (Hospital Information and Management Systems Society), less than 10% of hospitals in the Unites States say that they currently have some form of CPOE or decision support.

A leading U.S. consulting organization believes that 50% of hospitals in America will be moving to CPOE in the next 4 years.

Management believes in a more cautious scenario, one that would see between 10 and 15% of hospitals adopting CPOE within this time frame. This would still represent a multi-billion dollar market opportunity for our industry.

About the CompanyVisualMED Clinical Solutions Corp. creates, markets and distributes clinical management solutions that help hospitals and healthcare authorities reduce medication errors, increase personnel efficiency and bring down operating costs. One of its key components, Computerized Physician Order Entry (CPOE), is a core solution in the new agenda to promote greater patient safety and reduce the morbidity and mortality associated with medication error.

Detailed information on our company and its products is available on our web site at www.visualmedsolutons.com

Forward-Looking Statements

Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.

Contact: Barry Scharf, COO
Tel.: (514) 274-1115
bscharf@visualmedsolutions.com